Exhibit 99.1

          Kimco Realty Reports Record Funds from Operations

    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--April 26, 2004--Kimco Realty Corporation (NYSE: KIM)

    Highlights:

    -- Record FFO of $0.89 Per Share, $0.04 Above the Thomson First Call Mean Estimate

    --  Company Increasing 2004 FFO Guidance

    -- Portfolio Occupancy Improves to 91.9 percent, 120 Basis Point Increase for the Quarter, 280 Basis Point Increase for the Year

    Kimco Realty Corporation (NYSE: KIM) today announced income from continuing operations for the first quarter ended March 31, 2004 of $70.9 million compared to $61.4 million a year earlier, an increase of
15.5 percent. On a diluted per share basis, income from continuing operations increased 18.5 percent to $0.64 from $0.54 reported in the first quarter of 2003. Net income for the first quarter was $71.4 million compared to $71.0 million for the same period last year. On a diluted per share basis, net income was $0.61 compared to $0.63 a year earlier.
    Net income for the first quarter of 2004 and 2003 include gains and losses from sales of operating properties and the early extinguishment of debt. Included in net income for the quarter ended March 31, 2004 are charges to adjust properties carrying values to net realizable value of $4.2 million, or $0.04 per diluted common share, and gains on dispositions of operating properties of $1.2 million, or $0.01 per diluted common share. Included in net income for the quarter ended March 31, 2003 are gains on early extinguishment of debt of $6.3 million, or $0.06 per diluted common share, and gains on sales of operating properties of $3.3 million, or $0.03 per diluted common share.
    Kimco's first quarter funds from operations ("FFO"), a widely accepted measure of REIT performance, rose 13.6 percent to $101.3 million from $89.2 million for the same period last year. On a diluted per common share basis, first quarter FFO increased 6.0 percent to $0.89 from $0.84 a year ago and was $0.04 above the Thomson First Call mean estimate. FFO on a per share basis and on an absolute basis were the highest reported for any quarter in the Company's history.
    Previously reported FFO for first quarter 2003 was increased $6.3 million, or $0.06 per diluted common share to include gains on the early extinguishment of debt. The Company's growth in FFO per share on the previously reported first quarter 2003 per share amount of $0.78 would have been 14.1 percent, on a comparable basis.
    Funds from operations excludes gains on dispositions of operating properties and joint venture operating properties of approximately $2.5 million, or $0.02 per share and $3.3 million, or $0.03 per share, for the first quarter of 2004 and 2003, respectively. Losses on properties held for sale or sold in the amount of $4.2 million, or $0.04 per share during the first quarter have not been added back to net income to determine FFO based on the Company's interpretation of the Securities and Exchange Commission comments requiring asset impairments be included in FFO.
    FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
    Kimco's consolidated property portfolio performance continued to improve during the quarter. Revenues from rental property increased
17.1 percent to $139.9 million from $119.5 million and net operating income increased 19.2 percent to $103.4 million from $86.7 million a year earlier. Acquisition activities during 2003 and first quarter 2004 and occupancy increases in the portfolio were the primary drivers of these increased operating results.
    During the quarter, Kimco's parent portfolio occupancy increased to 91.9 percent from 90.7 percent at December 31, 2003 and 89.1 percent a year earlier. The increase in occupancy was the result of new leasing, acquisition activity and property sales. For the quarter, Kimco signed 148 new leases in this portfolio totaling 1.2 million square feet, an increase of 51 leases and approximately 300,000 square feet over leasing activity in the first quarter of 2003.
    Occupancy in the Company's operating joint ventures with institutional investors remained strong during the quarter. Occupancy in the Kimco Income REIT (KIR), which consists of 70 shopping centers totaling 14.6 million square feet, was 97.3 percent. The Kimco Retail Opportunity Portfolio (KROP), a joint venture with GE Real Estate that consisted of 22 shopping centers totaling 3.4 million square feet at quarter end, also maintained a high level of occupancy at 98.0 percent.

    Investment Activity

    During the quarter, Kimco acquired interests in six shopping center properties and a parcel of land for development. The properties, which total 1.7 million square feet of gross leasable area, were acquired in separate transactions for an aggregate amount of $256.6 million. Four of these acquisitions are designated for Kimco's co-investment programs, further bolstering the Company's management business.
    In addition, Kimco continued to expand its preferred equity program investing $18.4 million in four properties. Kimco's preferred equity portfolio has grown to include 28 properties with an aggregate commitment of approximately $89 million. Kimco anticipates closing on approximately seven more preferred equity transactions aggregating approximately $13.0 million of new investment during the second quarter. The pending commitments include the Company's first transaction in Mexico for this business.
    Kimco recently transferred five properties to KROP from the portfolio it acquired from Mid Atlantic Realty Trust (MART). KROP will be acquiring 13 additional former MART properties during the coming months.
    Kimco's merchant building business, Kimco Developers Inc. (KDI), completed sales of one shopping center and portions of four additional projects generating proceeds of $49.3 million. These property sales resulted in gains on sales of approximately $3.9 million, net of tax. In addition, KDI invested approximately $30.9 million in its pipeline of 28 existing shopping center developments.
    Kimco and The Third Avenue Real Estate Value Fund Series recently entered into a credit support agreement with Sterling Centrecorp Inc. (TSX: SCF), a leading owner and manager of retail properties in Canada. The agreement provides that Kimco and Third Avenue will provide up to a maximum of Cdn$20.0 million and a minimum of Cdn$5.0 million of capital to assist Sterling in re-capitalizing their balance sheet. In exchange for agreeing to provide the funding commitment, Kimco and Third Avenue have been issued common shares and warrants in Sterling.
    During the quarter, Kimco sold four shopping center properties from the parent portfolio generating proceeds of $11.4 million, KROP sold two properties for proceeds of $20.1 million and the Company terminated, or did not renew, four retail store leasehold positions. In addition, Kimco sold three shopping centers from its Kimsouth portfolio for proceeds of approximately $31.9 million. This portfolio, which was acquired in November 2002, originally consisted of 37 shopping centers and currently has 19 properties remaining.

    Earnings Guidance

    As a result of the Company's strong operating performance and improved outlook for 2004, Kimco's management increased its range of guidance for FFO. Management now anticipates a range for FFO per share of $3.47 - $3.52, increased from the previously provided range of $3.41 - $3.46 for the year ending December 31, 2004.
    Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 695 properties comprising approximately 102.0 million square feet of leasable space located throughout 41 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.
    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2003. Copies of each filing may be obtained from the Company or the SEC.


                       Kimco Realty Corporation
                   Consolidated Statements of Income
                 (In thousands, except per share data)

                                                    Three Months Ended
                                                           March 31,
                                                        2004     2003
                                                        ----     ----
Real Estate Operations:
-----------------------
 Revenues from rental property                      $139,927 $119,470
                                                    -------- ---------

 Rental property expenses:
 Rent                                                 2,894     2,758
 Real estate taxes                                   16,715    14,286
 Operating and maintenance                           16,939    15,712
                                                    -------- ---------
                                                     36,548    32,756
                                                    -------- ---------

 Net operating income                               103,379    86,714

 Income from other real estate investments            6,171     4,900
 Mortgage financing income                            3,560     5,574
 Management and other fee income                      5,761     2,902
 Depreciation and amortization                      (26,858)  (19,009)
                                                    -------- ---------
                                                     92,013    81,081

 Interest, dividends and other investment income      3,003     2,340
 Other income, net                                    3,912       318

 Interest expense                                   (27,443)  (22,961)
 General and administrative expenses                (10,231)   (8,603)
 Gain on early extinguishment of debt                    --     2,921
                                                    -------- ---------
                                                     61,254    55,096

 Provision for income taxes                          (2,103)   (1,273)

 Equity in income of real estate joint ventures, net 14,005     9,154
 Minority interests in income of partnerships, net   (2,229)   (1,591)
                                                    -------- ---------
 Income from continuing operations                   70,927    61,386
                                                    -------- ---------
Discontinued Operations:
------------------------
 Income/(loss) from discontinued operating
      properties                                       (523)    2,130
 Gain on early extinguishment of debt                    --     3,341
 Loss on operating properties held for sale/sold     (4,151)       --
 Gain on disposition of operating properties           1,237    3,280
                                                    -------- ---------
 Income/ (loss) from discontinued operations         (3,437)    8,751
                                                    -------- ---------

 Gain on sale of development properties,
  net of tax of $2,599 and $549, respectively (1)     3,899       824
                                                    -------- ---------

 Net income                                          71,389    70,961

 Preferred stock dividends                           (2,909)   (4,609)
                                                    -------- ---------

 Net income available to common shareholders        $68,480   $66,352
                                                    ======== =========

Per common share:
 Income from continuing operations:
   - Basic                                            $0.65     $0.55
                                                    ======== =========
   - Diluted                                          $0.64(2)  $0.54
                                                    ======== =========
 Net income:
   - Basic                                            $0.62     $0.63
                                                    ======== =========
   - Diluted                                          $0.61(2)  $0.63
                                                    ======== =========

Weighted average shares outstanding:
   - Basic                                          110,805    104,711
                                                    ======== =========
   - Diluted                                        115,534(2) 105,782
                                                    ======== =========

 Income subject to income taxes                     $11,989     $5,021

(1) Included in the calculation of Income from continuing operations per common share in accordance with SEC guidelines.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income available to common shareholders would be increased by $1,502 for the three months ended March 31, 2004 reflecting the distribution associated with the units. For the period ended March 31, 2003, the impact of the conversion would have an anti-dilutive effect on net income and therefore has not been included.

    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.


                       Kimco Realty Corporation
                         Funds From Operations
                 (In thousands, except per share data)


                                                   Three Months Ended
                                                           March 31,
                                                       2004      2003
                                                       ----      ----
Funds From Operations
 Net income                                         $71,389   $70,961
 Gain on disposition of operating properties         (1,237)   (3,280)
 Gain on disposition of joint venture
  operating properties                               (1,223)       --
 Depreciation and amortization                       26,992    19,894
 Depreciation and amortization -
  real estate joint ventures                          8,248     6,200
 Preferred stock dividends                           (2,909)   (4,609)
                                                   --------- ---------

 Funds from operations                             $101,260 $89,166(4)
                                                   ========= =========

Per common share:
    - Basic                                           $0.91     $0.85
                                                   ========= =========
    - Diluted                                       $0.89(3)  $0.84(3)
                                                   ========= =========
Weighted Average Share Information

 Weighted average shares -
   - Basic                                          110,805   104,711
                                                 =========== =========
   - Diluted                                     115,534(3) 108,229(3)
                                                 =========== =========

(3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,502 and $1,423 for the three months ended March 31, 2004 and 2003, respectively.

(4) 2003 FFO was increased from $82,904 to $89,166 for the three months ended March 31, 2003 to include gains on early extinguishment of debt of $6,262 in accordance with NAREIT guidance.

    NOTE: Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains or losses on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.


                       Kimco Realty Corporation
                      Consolidated Balance Sheets
                   (In thousands, except share data)

                                              March 31,  December 31,
                                                2004         2003
                                                ----         ----
Assets:
 Operating real estate, net of accumulated
  depreciation of $587,309 and $568,015,
  respectively                               $ 3,463,510  $ 3,264,223
 Investments and advances in real estate
  joint ventures                                 460,144      487,394
 Real estate under development                   298,656      304,286
 Other real estate investments                   121,099      113,085
 Mortgages and other financing receivables       103,630      101,691
 Cash and cash equivalents                        55,687       48,288
 Marketable securities                            46,283       45,677
 Accounts and notes receivable                    55,940       50,408
 Other assets                                    162,192      188,873
                                            --------------  ----------
                                              $4,767,141   $4,603,925
                                            ==============  ==========
Liabilities:
 Notes payable                                $1,701,250   $1,686,250
 Mortgages payable                               454,687      375,914
 Construction loans payable                       91,524       92,784
 Other liabilities                               236,715      213,214
                                            --------------  ----------
                                               2,484,176    2,368,162
                                            --------------  ----------
 Minority interests in partnerships              124,100       99,917
                                            --------------  ----------

Stockholders' Equity:
 Preferred stock, $1.00 par value,
  authorized 3,600,000 shares
 Class F Preferred Stock, $1.00 par value,
  authorized 700,000 shares
   Issued and outstanding 700,000 shares             700          700
   Aggregate liquidation preference $175,000
 Common Stock, $.01 par value, authorized
  200,000,000 shares
   Issued and outstanding
    111,052,341 and 110,623,967 shares,            1,111        1,106
    respectively
Paid-in capital                                2,159,152    2,147,286
Cumulative distributions in excess of net
 income                                          (24,935)     (30,112)
                                            --------------  ----------
                                               2,136,028    2,118,980
Accumulated other comprehensive income            22,837       16,866
                                            --------------  ----------
                                               2,158,865    2,135,846
                                            --------------  ----------
                                              $4,767,141   $4,603,925
                                            ==============  ==========


    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.


                       Kimco Realty Corporation
  Reconciliation of Projected Diluted Net Income Per Common Share to
           Projected Funds From Operations Per Common Share

                                                      Projected Range
                                                       Full Year 2004
                                                        Low     High
                                                        ---     ----
Projected diluted earnings per common share             $2.33   $2.36
Projected depreciation and amortization                  0.83    0.83
Projected depreciation and amortization
 real estate joint ventures                              0.33    0.35
Gain on disposition of operating properties             (0.01)  (0.01)
Gain on disposition of joint venture
    operating properties                                (0.01)  (0.01)
                                                      --------  ------
Projected FFO per diluted common share                  $3.47   $3.52
                                                      ========  ======


    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

    CONTACT: Kimco Realty Corporation
             Scott Onufrey, 516-869-7190
             sonufrey@kimcorealty.com